Copyright © Intralinks 2015 all rights reserved © Intralinks 2016 Confidential — Internal Use Only All Hands Call 1 December 6, 2016 Ron Hovsepian

Copyright © Intralinks 2015 all rights reserved 2 IMPORTANT INFORMATION FOR INVESTORS AND SECURITY HOLDERS The tender offer for the outstanding common stock of IntraLinks Holdings, Inc. (the “Company”) has not yet commenced. These slides do not constitute an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Company common stock will be made only pursuant to an offer to purchase and related materials that Synchronoss Technologies, Inc. (“Synchronoss”) and GL Merger Sub, Inc. (“Merger Sub”) intend to file with the U.S. Securities and Exchange Commission (the “SEC”). If the tender offer is commenced, Synchronoss and Merger Sub will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Tender Offer Statement on Schedule TO (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to Company stockholders when available, and may also be obtained by contacting the Company’s Investor Relations Department at 150 E. 42nd Street, 8th Floor, New York, NY 10017, (617) 607- 3957 or dridlon@intralinks.com. In addition, all of these materials (and all other tender offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Forward Looking Statements Forward-looking statements made herein with respect to the tender offer and related transactions, including, for example, the timing of the completion of the merger the potential benefits of the merger, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, Intralinks Holdings, Inc.’s actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements. Such factors include, but are not limited to, the effect of the announcement of the tender offer and related transactions on Intralinks Holdings, Inc.’s business relationships (including, without limitation, partners and customers), operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, and the risk that the merger agreement may be terminated in circumstances that require Intralinks Holdings, Inc. to pay a termination fee of $24.6 million; the outcome of any legal proceedings that may be instituted against Intralinks Holdings, Inc. related to the transactions contemplated by the merger agreement, including the tender offer and the merger; uncertainties as to the number of stockholders of Intralinks Holdings, Inc. who may tender their stock in the tender offer; the failure to satisfy other conditions to consummation of the tender offer or the merger, including the receipt of all regulatory approvals related to the merger (and any conditions, limitations or restrictions placed on these approvals); the failure of Synchronoss Technologies, Inc. to consummate the necessary financing arrangements; risks that the tender offer and related transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the proposed transactions; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties; and those risks and uncertainties discussed from time to time in our other reports and other public filings with the Securities and Exchange Commission (the “SEC”). Additional information concerning these and other factors that may impact Intralinks Holdings, Inc.’s expectations and projections can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015. Intralinks Holdings, Inc.’s SEC filings are available publicly on the SEC’s website at www.sec.gov, on Intralinks Holdings, Inc.’s website at www.intralinks.com under the Investors section or upon request via email to dridlon@intralinks.com. Intralinks Holdings, Inc. disclaims any obligation or undertaking to update or revise the forward- looking statements contained herein, whether as a result of new information, future events or otherwise.

Copyright © Intralinks 2015 all rights reserved 3 Synchronoss Overview • Founded in 2000, with 2006 IPO (NASDAQ: SNCR) • $578M in 2015 revenue • 2000+ employees in 15+ countries A global leader in managed mobility solutions, including: • Mobile Content Transfer • Broadband Services • Analytics • Personal Cloud and Messaging (white label) • Universal ID • Enterprise Mobility Platform

Copyright © Intralinks 2015 all rights reserved Secure Enterprise Cloud Collaboration Platform Cloud Public | Hybrid | Private SNCR + Intralinks Combine to Create a Unique Secure Enterprise Cloud Collaboration Platform

Copyright © Intralinks 2015 all rights reserved Life Sciences Financial Services Benefits for Life Sciences/Pharma Benefits for Financial Services/Investment Banking On Demand Solution Any Device Strong Credentials / Digital Signing Protects and Tracks IP Secure Ecosystem Benefits Deal-Centric Workflow Secure Application Integration Secure Communications Access to Proprietary Systems & Data Risk-based Access Control Benefits Enables High Value Use Cases

Copyright © Intralinks 2015 all rights reserved Targeting Industries and Vertical Use Cases while Expanding Distribution Channels  Global coverage  3,000+ customers  150+ direct sellers Mature demand generation team Direct Carrier ISVs & SIs  Global coverage Massive indirect global Carrier channel Major Japan carrier presence growing  Access to 3.5 billion global consumers  Partnerships with Goldman Sachs, Verizon and others to attack global enterprise opportunity Direct Go-to-market targeting global Industries Fin. Serv. Life Sciences Healthcare Legal Pro Services Energy Hi-Tech Public Sector

Copyright © Intralinks 2015 all rights reserved 17% CAGR Large Addressable Market for Enterprise Collaboration and Mobility Software Markets Addressed Collaboration & Enterprise Social Enterprise Content Management Enterprise Mobile Management File Sync and Share Governance, Risk, and Compliance Virtual Data Rooms Managed File Transfer $20 Bn $37 Bn 2016 Total Market 2020 Total Market Source: KPMG and IDC

Copyright © Intralinks 2015 all rights reserved Enterprise Cross-Sell Opportunities What Intralinks Brings to SNCR  Enterprise secure collaboration platform  Over 3,000 customers to cross-sell SNCR enterprise product offerings  Recognized enterprise brand and go-to- market expertise  Highly recurring, enterprise SaaS revenue  Addressable market expansion for enterprise  Strong European / international presence What SNCR Brings to Intralinks  Powerful secure mobility and Identity platforms  200 million cloud users to cross-sell IL collaboration products  Ubiquitous carrier distribution  Major enterprise partners in Goldman Sachs and Verizon to expand enterprise go-to-market  Expertise in scalable virtualized cloud computing (more efficient CapEx)  Major Asia / Japan market presence